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                                  EXHIBIT 3.1

                                    RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          INTERNATIONAL CONTROLS CORP.

    The following restated articles of incorporation of INTERNATIONAL CONTROLS CORP., originally incorporated as Cryogenics, Inc. on May 9, 1959, only restate and integrate and do not amend the provisions of the corporations' articles of incorporation. There are no discrepancies between the corporation's articles of incorporation as heretofore amended and the provisions of these restated articles of incorporation other than of the omission of matters of historical interest.

    FIRST: The name of the corporation shall be "INTERNATIONAL CONTROLS CORP."

    SECOND: The general nature of the business and objects and purposes to be transacted, promoted or carried on are to do, as fully and to the same extent as natural persons might or could do, all things hereinafter mentioned:

    1. To engage in all types of services with respect to Cryogenics and in the analysis, service, sales, distribution and manufacture of any chemical or physical substance in connection therewith and to handle in the foregoing manner any and all other types of service, sale or manufacture of chemical and physical products in the utilization of chemical and physical matter in civilian and military applications and in the service, sale, use and manufacture of all tools and equipment in connection with the foregoing and to patent devices with respect thereto and to purchase and acquire equipment and test facilities concerning all of the foregoing.

    2. To create, manufacture, produce, process, assemble, import, purchase and otherwise acquire, sell, transfer, export, and otherwise dispose of, trade, deal in and with, controls, valves, regulators, switches, motors, devices, components, appliances, fixtures, equipment, tools, instruments and mechanisms, and goods, wares, merchandise, and property of every class and description, and any and all materials or articles required for or useful in connection with all or any of the foregoing objects.

    3. To develop, manufacture, assemble, fabricate, import, lease, purchase, or otherwise acquire, invest in, hold, use, license the use of, install, handle, maintain, service or repair, sell, pledge, mortgage, exchange, export, distribute, lease, assign, and otherwise dispose of, and generally to trade and deal in and with, as principal or agent, at wholesale, retail, on commission, or otherwise, electronic systems, equipment and components, and electrical, mechanical, and electro-mechanical apparatus and equipment of every kind and description, electronic, telecommunication, communication, transmitting, receiving, recording, reproducing, and similar equipment of every description, microwave devices and equipment, radio, sonar, radar, television, and related devices and equipment, and similar goods, wares, merchandise, commodities, articles of commerce, and property of every kind and description, and any and all products, machinery, equipment and supplies used or useful in connection therewith.

    4. To manufacture, buy, sell and deal in goods, wares, merchandise and personal property of every kind.

    5. To the same extent as natural persons could do, to acquire, construct, maintain, develop, improve, rent, use, mortgage and dispose of real property and interests, estates and rights therein.

    6. To act as agent or representative, in any capacity; and to perform services for others.

    7. To acquire, develop, improve, use, grant licenses in respect of, mortgage, dispose of and deal in letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names.

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    8.    To  acquire,  own  and  dispose  of  rights,  privileges,  permits and franchises convenient for any of the purposes of its business.

    9. To acquire, own, pledge, dispose of and deal in shares of capital stock, rights, bonds debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government or by any state, territory, province, municipality or other political subdivision or by any governmental agency, domestic or foreign, and as owner thereof to possess and exercise all the rights, powers and privileges ownership, including the right to execute consents and vote thereon and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

    10. To aid in any manner any corporation, association, firm or individual, any of whose securities, evidences of indebtedness, obligations or stock are held by the corporation directly or indirectly, or in which, or in the welfare of which, the corporation shall have any interest, and to guarantee securities, evidences of indebtedness and obligations of other persons, firms associations and corporations.

    11. To acquire, and pay for in cash, stock, bonds or other securities of the corporation or otherwise, the good will, rights, assets and property and to undertake and assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

    12. To enter into, make and perform contracts of every kind.

    13. To borrow moneys and, from time to time without limit as to amount, to issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

    14. To lend any of its funds, either with or without security.

    15. To acquire, hold and dispose of shares of its own capital stock and rights thereto.

    16. To carry on any other business in connection with any of the aforesaid purposes for which a corporation may be formed under the laws of the State of Florida.

    17. To carry out all of part of the foregoing objects as principal or agent, or in conjunction with any other person, firm, association or corporation, or as a partner or member of a partnership, syndicate or joint venture or otherwise, and in any part of the world to the same extent and as fully as natural persons might or could do.

    18. To do all such things as are necessary and incidental to the attainment of the above objects.

    19. To have and exercise all the powers conferred by the laws of the State of Florida upon corporations formed under the laws of such State.

    20. The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

    The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.

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    THIRD: The  authorized capital  stock of  the Corporation  shall consist  of fifteen million (15,000,000) shares of common stock, par value $.01 per share. Each holder of such common stock shall be entitled to notice of all meetings of stockholders and shall be entitled to one vote for each share of common stock held.

    FOURTH: The corporation is to have perpetual existence.

    FIFTH: The number of directors which shall constitute the entire Board of Directors shall be no less than three nor more than nine directors, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors shall be elected at the annual meeting of stockholders, or if there be none, by unanimous written consent of stockholders of the Corporation. To be qualified as a director, a person shall be a citizen of the United States.

    SIXTH: Both stockholders and directors shall have power, if the By-laws so provide, to hold their meetings either within or without the State of Florida, to have one or more offices and to keep the books of the corporation, subject to the provisions of the laws of the State of Florida, within or without the State of Florida, at such places as may from time to time be designated by Board of Directors.

    SEVENTH: No contract or other transaction between the corporation and any other corporation in the absence of fraud, shall be affected or invalidated by the fact that any one or more of the Directors of the corporation is or are interested in, or is a Director or officer or are the Directors or officers of such other corporation, and any Director or Directors, individually or jointly may be a party or parties to, or may be interested in any such contract or transaction of the corporation or in which the corporation is interested, and no contract, act or transaction of the corporation with any person or persons, firm or corporation in the absence of fraud, shall be affected or invalidated by the fact that any Director or Directors of the corporation is a party or are parties to or interested in such contract, act or transaction, or in any connected with such person or persons, firm or corporation, and each and every person who may become a Director of the corporation is hereby relieved from any liability that might otherwise exist from this contracting with the corporation for the benefit of himself or any firm, a association or corporation in which he may be anywise interested. Any Director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or controlled company without regard to the fact that he is also a Director of such subsidiary or controller company.

    EIGHTH: In furtherance and not in limitation of the powers conferred by statute the Board of Directors is expressly authorized:

        (a) Subject to the By-laws, if any, adopted by the stockholders, to make, alter, amend or repeal the By-laws of the corporation;

        (b) If the By-laws so provide, to designate by resolution two or more of their number to constitute an Executive Committee, which Committee, to the extent provided in the resolution or in the By-laws of the corporation, shall have and may exercise any or all of the powers of the Board of directors in the management of the business, affairs and property of the corporation during the intervals between the meetings of the Board of Directors, so far as may be permitted by law.

        (c) From time to time to determine whether and to what extent and at which times and place and under what conditions and regulations the accounts and books of the corporation (other than the stock ledger) or any of them shall be open to inspection of stockholders; and no stockholder shall have any right of inspecting any account, book or document of the corporation except as conferred by statute, unless authorized by a resolution of the stockholders or Directors.

        (d) To fix the amount to be reserved as working capital and to authorize and cause to be executed, mortgage liens upon the property and franchises of this corporation.

    The corporation may at any meeting of its Board of Directors, sell, lease or exchange all of its property and assets, including its good will, and its corporate franchise or any property or assets essential to its corporate business, upon such terms and conditions, either for cash for the securities of

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any  other corporation or  corporations, or for such  other consideration as its
Board of Directors may deem expedient and for the best interest of the corporation when as authorized by the affirmative vote of the holders of record of at least two-thirds of the stock of each class issued and outstanding given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of record of at least two-thirds of the stock of each class issued and outstanding.

    NINTH: The highest amount of indebtedness or liability to which this corporation can at any time subject itself is unlimited.

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